Exhibit 99.1

N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:

Investor Relations
Wendy Wilson
414-347-5153
Wendy.Wilson@bonton.com

BON-TON ANNOUNCES THE COMPLETION OF A NEW $150 MILLION ABL TERM LOAN THAT REFINANCES THE EXISTING A-1 TRANCHE OF ITS CREDIT FACILITY

York, PA, August 15, 2016 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) Bon-Ton announced today that it has successfully completed the closing of a new $150 million ABL Term Loan that matures in March 2021.

The new $150 million ABL Term Loan replaces the existing $100 million A-1 Tranche of the Company’s credit facility and increases the total commitment under the facility to $880 million. The ABL Term Loan was placed with institutional lenders and bears interest at a rate of LIBOR plus 950 basis points.  The Company will use approximately $75 million of the net proceeds to reduce all amounts currently outstanding under the existing A-1 tranche of its credit facility which matures in  December, 2018, and the balance of the net proceeds will be used to enhance the Company’s liquidity and retire the remaining $57MM of its Senior Notes due 2017.

In commenting on the transaction, Nancy Walsh, Bon-Ton’s Executive Vice President, Chief Financial Officer said, “We are pleased to announce this refinancing which enhances our borrowing capacity and extends our debt maturities.  We have successfully added liquidity which will facilitate the retirement of our 2017 Notes.  We appreciate the strong support of our existing bank group as well as the new institutional lenders in the ABL Term Loan.”

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 267 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates.  The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2016 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.   Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors or changes in the competitive environment; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes or to refinance existing indebtedness; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators.  Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

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